February 2007	Filed pursuant to Rule 433 dated February 21, 2007
Relating to Preliminary Pricing Supplement No. 191 dated January 24, 2007 to
Registration Statement No. 333-131266

Structured Investments
Opportunities in Equities

Capital Protected Notes based on a Global Basket of Indices due February 20, 2011
P R I C I N G T E R M S – F e b r u a r y 2 1, 2 0 0 7
Issuer:	Morgan Stanley
Maturity date:	February 20, 2011
Underlying indices:	Basket Indices		Price Source	Percentage weighting	Initial index closing value	Multiplier
	Dow Jones EURO STOXX 50 SM Index		SX5E	33.3333%	4,241.48	0.000785881
	S&P 500® Index		SPX	33.3333%	1,457.63	0.002286794
	Nikkei 225® Index		NKY	33.3333%	18,108.79	0.000184071
Principal protection:	100%
Participation rate:	100%
Aggregate principal amount:	$23,500,000
Interest Rate:	None
Payment at maturity:	$10 plus the supplemental redemption amount, which may be zero
Supplemental redemption amount:	The product of $10 times the participation rate times the basket percent change; provided that the supplemental redemption amount will not be less than zero.
Basket percent change:	(final index value – initial index value) / initial index value
Initial index value:	10, the sum of the products of the initial index closing value and multiplier for each basket index
Final index value:	The basket closing value on the determination date
Basket closing value:	The sum of the products of the index closing value and multiplier for each basket index
Determination date:	February 16, 2011
Basket setting date:	For the S&P 500 Index, the pricing date For the Dow Jones EURO STOXX 50 Index and the Nikkei 225 Index, the index business day for such basket index immediately following the pricing date
Stated principal amount:	$10
Original issue price:	$10 (see “Commissions and issue price” below)
Pricing date:	February 21, 2007
Original issue date:	February 28, 2007 (5 trading days after the pricing date)
CUSIP:	61750V642
Listing:	The Capital Protected Notes have been approved for listing on the AMEX subject to official notice of issuance. The AMEX listing symbol for the PLUS is “GBI.” It is not possible to predict whether any secondary market for the PLUS will develop.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)			Proceeds to Company
	Per note	$10.00	$0.25			$9.75
	Total	$23,500,000	$587,500			$22,912,500
(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor. The lowest price payable by an investor is $9.90 per note. Please see “Original issue price” on page 5 of the Preliminary Terms for further details.
(2)	For additional information, see “Plan of Distribution” in the prospectus supplement for capital protected notes.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

“Dow Jones EURO STOXXSM” and “STOXXSM” are service marks of STOXX Limited. These service marks have been licensed for use by Morgan Stanley. “Standard &Poor’s®,” “S&P®”, “S&P 500®” and “S&P 500® Index” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. “Nikkei 225® Index” is a trademark of Nikkei Digital Media, Inc. and Nikkei Inc. (formerly known as Nihon Keizai Shimbun, Inc.) and will have been licensed for use by Morgan Stanley prior to the original issue date.

You may access these documents on the SEC web site at www.sec.gov as follows:
Preliminary Pricing Supplement No. 191 dated December 21, 2006 Prospectus Supplement dated January 25, 2006 Prospectus dated January 25, 2006